Exhibit 10.1

Form of Separation Agreement and Release

[Date]

Name
Address
Address

Dear _________:

This Agreement and Release (the “Agreement”) by and between you and Schlage Lock Company, LLC, its parents, affiliates, and subsidiaries (the “Company”) sets forth the terms of your separation of employment from the Company.

1.	Your active employment with the Company will cease as of ___________ (the “Effective Date”). Your compensation will continue through the Effective Date.

2.	Provided that you execute and do not revoke this Agreement, and comply with the terms of this Agreement, your separation arrangements will consist of:

a.
Payment of ________ (less applicable statutory tax withholdings) equivalent to ________ weeks of your base salary, paid as a lump sum as soon as administratively practical after the expiration of the “Revocation Period” set forth in this Agreement.

b.	[Include only if applicable] Payment of AIP (Annual Incentive Plan) for work completed during the prior calendar year in the amount of _____________, which is anticipated to be paid in March _____.

c.
[Include only if applicable] Continued participation in the AIP (Annual Incentive Plan) program, pro-rated to your last day worked and not to exceed the pro-rated target, using the same goals and objectives determined prior to this agreement. Regardless of the Company’s performance, the maximum award under this provision will not exceed 100% of your pro-rata target amount. Any payment will be made at the conclusion of the program’s regular process, which is anticipated to be in March _________.

d.	Outplacement support consistent with your position and needs, up to _______ months.

e.
Payment of $________ paid as a lump sum (less applicable statutory tax withholdings), to assist with the cost of ____ months’ worth of COBRA coverage. The lump sum will be paid no later than ten (10) business days after the expiration of the “Revocation Period” set forth in this Agreement.

You are eligible for COBRA and will receive a package in the mail from our COBRA administrator.  Please review the package carefully for election requirements.  If you have questions regarding retiree medical eligibility, please contact the Benefits Department at 1.844.623.9008 or by email to atwork.USbenefits@allegion.com.

None of the above payments shall be considered compensation for the purposes of benefits or payments under any employee benefit program of the Company.

The arrangements described above are in lieu of any other obligations the Company may have to you unless specifically mentioned in this Agreement.

All vested retirement benefits for which you may be eligible will be paid according to specific plan provisions.

[Include if applicable] For treatment of equity awards upon termination, please refer to equity documents provided at the time of the award. For equity awards issued in 2009 or later, the Grant agreements can be accessed online at https://onesource.ubs.com/alle, along with all prior year grant information. For any questions, please contact UBS directly at 1-877-476-7839 or LaVonda Ezell at 1-317-810-3724.

3.	In exchange for the benefits described in paragraph 2 above:

a.
You agree to promptly provide to the Company by the Effective Date, all expense reports, all documents whether written or electronic format, as well as all Company Assets, hereafter defined, in your possession pertaining to your work at the Company.

i.	In the event you incurred personal expenses on any Company credit card, you agree to immediately reimburse the Company any amount owed prior to any payment of severance under this Agreement.

ii.	You acknowledge and agree that failure to reimburse said personal expenses shall be deemed as a breach of your obligations under this Agreement.

iii.
In the event such breach occurs, you acknowledge and agree that the Company shall have the right to retain, set off, or recoup the amount of said personal expenses against any amount owed to you under this Agreement, in addition to all remedies available at equity or at law.

iv.	“Company Assets” shall include but are not limited to:

1.	Cell phones, mobile devices and accessories

2.	Personal electronic devices,

3.	Computer/ Notebook computer equipment and accessories,

4.	Keys,

5.	Building security cards,

6.	All electronic storage devices, i.e., portable hard drive, flash drive, Cloud etc.

7.	You should disable passcode/activation lock (including the “find my phone” app which allows for remote erasing of data)

8.	Company credit cards

9.	Wireless card

10.	Parking Pass

11.	Uniform/tools

12.	Company car (if applicable, please schedule drop off)

13.	Documents (whether electronic or paper from that are off-site)

14.	Company property stored on personal computers and/or

15.	Company identification cards

b. Non-Disclosure of Confidential and Proprietary Business Information and Trade Secrets. For the purpose of this Agreement, “Confidential and Proprietary Business Information and Trade Secrets” includes all information that is deemed to be a trade secret under the applicable state law in which the employee works. This may include information about markets, operational methods, proprietary intellectual property, commercially sensitive data, plans for future materials, forms and procedures, policies, customer or prospective customer lists, customer related data, marketing plans and strategies, financial information, documents relating to any of the forgoing, and other written and oral materials (whether computerized or on hard copy) which are related to the business of the Company and the confidentiality of which the Company attempts to maintain which reasonable efforts and which the Company has not released to the general public.

c. You acknowledge that as an employee of Company, you had access to and were entrusted with the Company’s Confidential and Proprietary Business Information and Trade Secrets. At all times prior to, during , and following your separation from employment with the Company, you represent that you have maintained and agree that you will continue to maintain such information in strict confidence and have not disclosed, used, transferred or sold and will not disclose, use, transfer, or sell (directly or indirectly) such information to any third party (except as may be required by law or legal process) so long as such information or proprietary data remains confidential and has not been properly and lawfully disclosed or is not otherwise in the public domain. You are hereby further notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

d. Nothing in this confidentiality provision or Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, from participating in any such investigation conducted by a governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

e. Nothing in this Agreement prohibits or restricts you (or your attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding this release or its underlying facts or circumstances. Any cooperation provision in this Agreement does not require you to contact the Company regarding the subject matter of any such communications before engaging in such communications.

a.	You acknowledge:

•
that any Confidential and Proprietary Business Information and Trade Secrets of the Company, its suppliers or customers, (whether reduced to writing, maintained on any form of electronic media, maintained in your mind or memory or whether compiled by you or the Company) derive independent economic value from not being readily known to or ascertainable by proper means by others, who can obtain such economic value from their disclosure or use;

•	that reasonable efforts have been made by the Company to maintain the secrecy of such information;

•	that such information is the sole property of the Company (or its suppliers or customers); and

•
that you agree not to retain, use or disclose such information during or after your employment. You further agree that any such retention, use or disclosure, in violation of this Agreement, will constitute a misappropriation of trade secrets of the Company (or its suppliers or customers) and a violation of the Code of Conduct and Proprietary Agreements that you have previously made with the Company. You also agree that the Company may seek injunctive relief and damages to enforce this provision.

b.
Except as may be required by law, you agree not to disclose the existence or the terms of this agreement to anyone inside or outside the Company, subordinates or any other employees of the Company. This shall not preclude disclosure to your spouse, attorney, financial advisor, designated Company representative, or in response to a governmental tax audit or judicial subpoena. You further agree to instruct those to whom you disclose the terms of this agreement not to disclose the existence of its terms and conditions to anyone else. This provision shall also not preclude you from disclosing this agreement and its terms in a legal proceeding to enforce its terms. The Company will hold you personally responsible for losses it incurs as a result of violation by you of this confidentiality obligation.

4.
For a period of twelve (12) months following the Effective Date, you agree not to directly or indirectly recruit or attempt to recruit or hire any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company without the prior written consent of the Company.

5.
You shall not make any disparaging or defamatory statements, written or oral, regarding the Company or its current or former officers, directors, or employees, including but not limited to statements made in public forums or to the Company’s investors, external analysts, customers, and service providers. You agree that any violation of these commitments will be a material breach by you of this Agreement and the Company will have no further obligation to provide any compensation or benefits referred to in this Agreement. You will also be liable for damages (both compensatory and punitive) to the fullest extent of the law as a result of the injury incurred by the Company as a result of such remarks or communications. Nothing in this Agreement shall be construed to prohibit Employee from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization, nor does anything herein preclude Employee from engaging in protected concerted activity under the National Labor Relations Act.

6.
[Include only for certain states, as applicable] For a period of ______weeks following the Effective Date, you agree to refrain from competing with the Company with respect to any aspect of its businesses, including without limitation, the design, manufacture, sale or distribution of similar or competitive products as an employee or consultant/representative of a competitor of any Allegion component, sector or business you have worked for in the last five (5) years. If an arbitrator or a court shall finally hold that the time or territory or any other provisions stated in this Section (Non-Competition) constitute an unreasonable restriction upon you, the provisions of this Agreement shall not be rendered void but shall instead apply to a lesser extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances involved.

7.
[Include only for certain states, as applicable] For a period of ________weeks following the Effective Date, you agree you will not, directly or indirectly, for your own account or for the account of others, solicit the business of or perform services for the business of any “Company Customer”. Company Customer means any individual or entity for whom/which the Company provides or has provided services or products and with whom/which you have had contact on behalf of the Company or for whom/which you were engaged in preparing a proposal during the last five (5) years preceding the end of your employment.

8.

a.
You hereby irrevocably and unconditionally release and forever discharge the Company and each and all of its successors, businesses, affiliates, and assigns, and all person(s) acting by, through and under or in concert with any of them from any and all complaints, claims, compensation program payments and liabilities of any kind (with the exception of claims for workers’ compensation and unemployment claims), suspected or unsuspected (hereinafter referred to as “Claim” or “Claims”) which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to any Claims any Claims under the Age Discrimination in Employment Act (29 U.S.C 621), the Older Workers Benefit Protection Act of 1990 (29 U.S.C. 626 et seq.), the Family and Medical Leave Act (“FMLA”), Title VII of the Civil Rights Act of 1964, (42 U.S.C. 2000e et seq.), as amended by the Civil Rights Act of 1991, (42 U.S.C. 1981 et seq.), Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act (42 U.S.C. 12101 et seq.), Title II of the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq.), any claims under the Occupational Safety and Health Act (“OSHA”), any claims under the Fair Credit Reporting Act “FCRA”), any claims under Sarbanes-Oxley Act, any claims under any federal, state, or local military leave laws, including the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) [Add state statutes, as applicable] and/or other applicable federal, state, or local law, regulation, ordinance or order, and including all claims for, or entitlement to, attorney fees. This section and the release hereunder, does not waive any claims under the ADEA that may arise after the date of this Agreement.

b.
The parties understand the word “claims”, to include all claims, including all employment discrimination claims, as defined above, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of your employment with the Company and termination. All such claims (including related attorney’s fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of duty arising in contract or tort or any alleged unlawful act, including, without limitation, age discrimination or any other claim or cause of action and regardless of the forum in which it might be brought.

c.
Nothing in this Agreement shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement, (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in this Agreement, or (iii) pursuing any claims or rights that, pursuant to law, cannot be legally waived or released, such as claims for unemployment or workers’ compensation benefits or rights to vested benefits under any applicable retirement plans as of the Effective Date.

d.
Nothing in this Agreement shall be construed to prohibit, impede, or preclude you from filing any charge or complaint with the EEOC, State Counterpart Agency, or other administrative agency with respect to which such right cannot be waived, or participating in any investigation or proceeding conducted by the EEOC, State Counterpart Agency, or other administrative agency, nor shall any provision of this Agreement adversely affect your right to engage in such conduct. Notwithstanding the foregoing you waive the right to obtain any monetary relief from the EEOC or State Counterpart Agency or recover any monies or compensation as a result of filing any such charge or complaint, to the fullest extent permitted by law.

e.
[For California only, as applicable] It is a further condition of the consideration hereof and your agreement that in executing this Agreement that it should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, you hereby expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the California Civil Code and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands, and causes of action referred to above. Under Section 1542 of the California Code, a general release does not extend to claims which the creditor (employee) does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor (Company). You hereby acknowledge that you may have sustained losses that are presently unknown or unsuspected, that such damages and other losses as were sustained may give rise to additional complaints, actions, causes of action, claims, demands and debts in the future. Nevertheless, you acknowledge that this Agreement has been negotiated and agreed upon in light of this realization and, being fully aware of the situation, you intend to release, acquit and forever discharge the Company from any and all such unknown claims including damages that are unknown or unanticipated.

f.
[For California only, as applicable] The Parties acknowledge that this Agreement provides adequate money as consideration for, and settles or discharges, any and all claims for all species of workers’ compensation benefits, filed or not, including but not limited to death benefits, any and all interest and penalties of all types, any and all retroactive temporary total disability, permanent disability, vocational rehabilitation maintenance allowance or other vocational rehabilitation benefits, including voucher buyout, any and all self-procured or out of pocket expenses for medical treatment, prescriptions, parking and mileage, and any and all claims against the employer under California Labor Code Section 132a.

g.
For any claim not subject to release, you agree to waive, to the extent permitted by law, any right or ability to be a class or collective action representative, or otherwise participate as a party in any putative or certified class, collective or multi-party action or proceeding based upon such a claim in which the Company or any other Releasee identified in this Agreement, is a party.   You further waive any right or ability to be a class or collective action representative, or to otherwise participate as a party in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement, is a party.  You promise not to consent to become a member of any class or collective action in a case in which claims are asserted against the Company or any other Releasee identified in this Agreement, that are related in any way to your employment or the termination of your employment with the Company.  If, without your prior knowledge and consent, you are made a member of a class in any proceeding, you agree to opt out of the class at the first opportunity.  This obligation shall also apply to your heirs, executors, administrators, successors and assigns.

9.
You represent, warrant and acknowledge that the Company has paid you for all hours worked. You represent, warrant and acknowledge that the Company owes you no vacation pay other than your accrued, unused vacation attributable to the year in which your last day of active employment occurs, which will be paid in a lump sum based on your base salary at termination.

10.
You also hereby acknowledge and agree that you have received any and all leave(s) of absence to which you may have been entitled pursuant to the federal Family and Medical Leave Act of 1993, and if any such leave was taken, you were not discriminated against or retaliated against regarding same. Except as may be expressly stated herein, any rights to benefits under Company sponsored benefit plans are governed exclusively by the written plan documents.

11.
This release of Claims does not affect any pending claim for workers’ compensation benefits. You affirm that you have no known and unreported work-related injuries or occupational diseases as of the date of this Agreement.

12.
You acknowledge that you have no pending, contemplated or submitted disability claims. You acknowledge that you are aware of no facts that would give rise to a disability claim. You acknowledge that any disability payments for time periods covering the Effective Date forward would be withheld as an offset to the severance amounts provided above. Alternatively, if you obtain disability payments for the Effective Date forward, then the severance described above would be reduced. The Company has a right to reimbursement to the extent you obtain both disability payments for time periods after the Effective Date and Severance.

13.
You represent that you do not desire re-employment with the Company and hereby expressly waive any and all rights, if any, that you may have to employment or consideration for employment with the Company. Furthermore, you agree to never again seek or accept employment with the Company.

14.	[Include additional disclaimer language for certain states, as applicable.]

15.
a. You agree that you will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company especially on matters you have been privy to and will hold all privileged attorney-client matters in strictest confidence.

a.
You will promptly notify the Company if you receive any requests from anyone for information regarding the Company or if you become aware of any potential claims or proposed litigation against the Company.

b.	You shall immediately notify the Company if you are served with a subpoena, order, directive or other legal process requiring you to provide sworn testimony regarding a Company-related matter.

16.	If the Company reasonably determines that you have violated any of your obligations under this Agreement, you agree to:

a.	Forfeit any right to receive the payments described in paragraph 2 above,

b.	Forfeit all rights to all outstanding stock options, vested or not, that were previously awarded, and

c.
Upon demand, return all payments set forth in this Agreement that have been made to you. If you fail to do so, the Company has the right to recover costs and attorney’s fees associated with such recovery.

The Company may further, where appropriate, seek injunctive relief to cause compliance with paragraph 3.

17.
This Agreement sets forth the entire agreement between you and the Company and fully supersedes any and all prior agreements or understandings, written or oral, between you and the Company pertaining to the subject matter hereof; provided, however, that this Agreement does not replace or supersede any pre-existing obligations you may have to the Company concerning confidentiality, trade secrets, non-disclosure, non-solicitation, or assignment of inventions or other intellectual property developments, all of which shall remain in full force and effect.

18.	This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

19.
This Agreement is governed by the laws of the State in which the employee worked at the time of the employee’s termination without regard to its choice of law provisions, to the extent not governed by federal law.

20.
Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, invalid or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

21.	You understand and agree that:

a.
You are signing this Agreement voluntarily and with full knowledge and understanding of its terms, which include a waiver of all rights or claims you have or may have against the Company as set forth herein including, but not limited to, all claims of age discrimination and all claims of retaliation;

b.
You are, through this Agreement, releasing, among others, the Company, its affiliates and subsidiaries, each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, from any and all claims you may have against them;

c.
You are not being asked or required to waive rights or claims that may arise after the date of your execution of this Agreement, including, without limitation, any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement;

d.	The consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled;

e.	You knowingly and voluntarily agree to all of the terms set forth in this Agreement;

f.	You knowingly and voluntarily intend to be legally bound by the same;

g.	You were advised and hereby are advised in writing to consider the terms of the Agreement and consult with an attorney of your choice prior to executing this Agreement;

h.	You have been provided with sufficient opportunity to consult with an attorney or have voluntarily waived that opportunity;

i.	You have a full ___________ days from the date of receipt of this Agreement within which to consider this Agreement before executing it; and

j.
You have the right to revoke this Agreement within seven consecutive calendar days (“Revocation Period”) after signing and dating it, by providing written notice of revocation to _________________. If you revoke this Agreement during this Revocation Period, it becomes null and void in its entirety. If you do not revoke this Agreement, after the Revocation Period, it becomes final.

You may accept this Agreement at any time on or after the Effective Date but not before the Effective Date. If you accept, please acknowledge your agreement to the terms set forth above by signing and dating below where indicated. You have a full ___________ days from the date of receipt, that is until ___________________, to consider, acknowledge and return this Agreement. This time period is required by the federal Age Discrimination in Employment Act (“ADEA”). After you return the Agreement, as further provided by the ADEA, there will then be a seven (7) day period within which you may revoke the Agreement. If you fail to accept this offer within the __________ day period, it will be revoked and no longer available. It is only after the seven (7) day period that the Agreement becomes effective and enforceable.

Sincerely,

[Name of Manager]

CERTIFICATION

I certify that I have been advised of my rights to consult with an attorney prior to executing this Agreement; have been given at ____________days from date of receipt within which to consider this Agreement; and exercised my rights and opportunities, as I deemed appropriate. I knowingly and voluntarily have entered into this Agreement understanding its significance and my obligations.

_____________________________________
[Name of employee]        Date

Exhibit A

[Include pursuant to the Older Workers’ Benefit Protection Act, as applicable]

In accordance with the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f)(1)(H), the Company hereby informs you of the following information relating to participation in this reduction in force program:

a)
A severance package is being offered to Allegion employees whose positions are being eliminated due to _______ (typically “the Company’s need to restructure and optimize its business.”) (the “Program”). All individuals selected for inclusion in the Program were selected solely based on business necessity and economic factors.

b)	The decisional unit is all employees in _________ positions in the _________ group (the “Group”).

c)
In order to be eligible to receive any benefits pursuant to the Program, you must be an employee of the Group whose employment was involuntary terminated for reasons other than for cause during the period on or about August 2017, and you must execute, and not revoke, the Agreement and Release attached hereto (the “Agreement”). The Agreement includes a general release of any and all claims which you may have against the Company, including any claims under the Age Discrimination in Employment Act.

d)
All employees age forty (40) and over who are being selected for inclusion in the Program shall have a period of forty-five (45) days from receipt of the Agreement to consider whether to execute the Agreement, and also shall have respective period of seven (7) days to revoke the Agreement after its execution (the “Revocation Period”). To be effective, any revocation must be in writing, addressed to Emily Betz, 11819 N Pennsylvania Street, Carmel, IN 46032, and must be received by the Company within the Revocation Period. If you do not sign the Agreement, or sign the Agreement and then revoke it, you shall not be eligible to receive severance.

e)	The Company advises you to consult with an attorney prior to executing the Agreement.

f)	The job classification(s) and ages of all individuals selected for the Program are as follows:

[add]

g)	The job classification(s) and ages of all individuals not selected for the Program are as follows:

[add]